FLORIDA DEPARTMENT OF STATE

Division of Corporations

May 19, 2016

SHEFALI VIBHAKER

GENESYS INDUSTRIES

P.O. BOX 344

ELLENTON, FL 34222

Re: Document Number PI 4000098562

The Articles of Amendment to the Articles of Incorporation of GENESYS INDUSTRIES, INC., a Florida corporation, were filed on May 16, 2016.

Should you have any questions regarding this matter, please telephone (850) 2456050, the Amendment Filing Section.

Irene Albritton
Regulatory Specialist II
Division of Corporations	Letter Number: 816A00010652

www.sunbix.org

Division of Corporations • P.O. BOX 6327 • Tallahassee, Florida 32314

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

GENESYS INDUSTRIES, INC.

GENESYS INDUSTRIES, INC. (the Corporation"), a corporation organized under the laws of the State of Florida, by its Chief Executive Officer does hereby certify that:

1.	Pursuant to the provisions of Sections 607.1006 Florida Statutes (FS) the Corporation hereby amends its articles of incorporation as follows:
2.	The amendment of the Articles of Incorporation as set forth below was adopted by the Corporation's board of directors by the unanimous written consent on May 12th, 2016 in accordance with the provisions of FS 607.1020 and FS 607.1006.
3.	The amendment of the Articles of Incorporation as set forth below was approved by the written consent of the majority stockholder on May 12th, 2016.
4.	That the undersigned officer and director has been authorized and directed by the Chairrnan of the board of directors to execute and file this certificate setting forth the text of the Articles of incorporation of the Corporation as amended and restated for the sections below as follows:

ARTICLE 5 - CORPORATE CAPITALIZATION

The Corporation will have the authority to issue two classes of shares and the total amount of shares to be authorized is 125,000,000: the first class of shares will consist of 100,000,000 Authorized Class A Common Stock with a par value of $ 0.001. The second class of shares will consist of 25,000,000 Authorized Class B Preferred Stock with a par value of $ 0.001. The Preferred Stock constitutes a convertible stock in which (1) one Preferred Share is convertible into (5) five Common Shares. The Preferred Stock holders would be entitled to vote on any matters on which the common stock holders are entitled to vote. This would include electing the Board of Directors, increasing the number of shares authorized and other corporate governance matters.

-END OF DOCUMENT-

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